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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2002

SILICON GRAPHICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)
1-10441 (Commission File Number)	94-2789662 (IRS Employer Identification No.)
1600 Amphitheatre Parkway, Mountain View, California (Address of Principal Executive Offices)	94043-1351 (Zip Code)
(650) 960-1980 (Registrant's Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

        On December 20, 2002, the Company announced an agreement with the U.S. Department of Justice to settle charges related to the 1996 sale of four deskside computers to a Russian government laboratory. To settle these charges, the Company has agreed to plead guilty to two violations of export licensing regulations and pay a fine of $500,000 for each violation.

        To initiate the settlement process, the U.S. Department of Justice filed a criminal information on December 20, 2002 in the United States District Court for the Northern District of California. The settlement agreement with the U.S. Department of Justice is expected to be filed and approved at a court hearing on January 6, 2003.

        The Company has also agreed to settle certain related administrative claims with the U.S. Department of Commerce and to pay penalties of approximately $182,000. The settlement provides for a suspended denial order relating to Russia under which the U.S. Department of Commerce will review certain shipments by the Company to Russia for a period of three years. The administrative fine also relates to administrative and paperwork violations in connection with sales to several other countries, which were identified and disclosed by the Company to the U.S. Department of Commerce as a result of internal compliance reviews.

        The settlements, when final, will conclude the U.S. Departments of Justice and Commerce investigations. The Company has initiated communication with the principal U.S. government customer agency that initially reviewed these matters in 1997. The Company will work closely with its key customers to share the facts of this case and to explain the enhanced export compliance program the Company has put in place. The settlement payments will not have a material financial impact on the Company. Although there can be no assurance that the settlement will not have an adverse effect on the Company's U.S. government business, the Company does not believe the settlement should have a significant impact on revenues or important customer relationships.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON GRAPHICS, INC.
Date: January 2, 2003	By:	/s/ SANDRA M. ESCHER
		Name:	Sandra M. Escher
		Title:	Senior Vice President and General Counsel

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  Item 5. Other Events.
SIGNATURES